Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Robert Wahlman, CFO 610-743-8074
Bob Ramsey, Director of Investor Relations and Strategic Planning 484-926-7118

CUSTOMERS BANCORP REPORTS FIRST QUARTER 2018
NET INCOME OF $20.5 MILLION; DILUTED EPS OF $0.64

● Community Business Banking Segment Net Income to Common Shareholders for Q1 2018 Totaled $21.5 Million, or $0.67 Per Diluted Share, an Increase of 4.1% From Q1 2017. Excluding Religare-Related Impairment Charges and Tax Benefits Totaling $1.8 Million Recorded in Q1 2017 (a Non-GAAP Measure), Net Income to Common Shareholders Increased 13.9% From Q1 2017
● Customers Bancorp, Inc. ("CUBI") Assets at March 31, 2018 Totaled $10.8 Billion, an Increase of Approximately $0.9 Billion From December 31, 2017, Including $0.7 Billion of Investment Securities Growth and $0.1 Billion of Loan Growth
● Loans at March 31, 2018 Increased $111.3 Million From December 31, 2017 (5% Annualized Growth), Driven by Commercial and Industrial Loans (17% Annualized Growth) and Mortgage Warehouse Loans (19% Annualized Growth)
● Net Interest Margin Narrowed 12 Basis Points From Q4 2017 to Q1 2018 to 2.67%. Excluding Loan Prepayment Fees, the Net Interest Margin Narrowed 5 Basis Points From Q4 2017 to Q1 2018 to 2.65% Due to Securities Purchases, the Flatness of the Curve, and Rising Funding Costs, Offset in Part by a Seasonal Increase in BankMobile's Non-Interest Bearing Deposits
● At March 31, 2018, the Estimated Tier 1 Risk-Based Capital Ratio Was Approximately 11.11%, the Estimated Total Risk-Based Capital Ratio Was Approximately 12.55%, the Estimated Common Equity Tier 1 Ratio Was Approximately 8.51%, the Estimated Tier 1 Leverage Capital Ratio Was Approximately 9.03% and the Tangible Common Equity to Tangible Assets Ratio (a Non-GAAP Measure) Was 6.36%, Consistent With Our Expectations for Capital Ratios to Fall Through Mid-Year and Rebuild Into Year-End
● The Consolidated Return on Average Assets Was 0.95% in Q1 2018; the Return on Average Assets for the Community Business Banking Segment Was 1.00% in Q1 2018
● Q1 2018 Book Value Per Common Share Was $22.30 and Tangible Book Value Per Common Share (a Non-GAAP Measure) Was $21.74. Book Value Per Share Has Increased at a Compound Annual Growth Rate of 10.4% Over The Past Five Years
● BankMobile Spin-Off and Merger Tracking to Plan, With Expected Divestiture in Q3 2018
● CUBI Common Stock, With an April 25, 2018 Closing Price of $29.80 Was Trading at a Price-to-Earnings Ratio Multiple to 2018 Consensus Earnings of 11.0x and to 2019 Consensus Earnings of 9.1x. At March 31, 2018, CUBI Common Stock Was Trading at 134.1% of Tangible Book Value (a Non-GAAP Measure).

Wyomissing, PA - April 30, 2018 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), reported net income to common shareholders of $20.5 million for the first quarter of 2018 ("Q1 2018") compared to $22.1 million for the first quarter of 2017 ("Q1 2017"), a decrease of $1.6 million, or 7.3%, and $18.0 million for the fourth quarter of 2017 ("Q4 2017"), an increase of $2.5 million, or 14.0%. Fully diluted earnings per common share for Q1 2018 was $0.64 compared to $0.67 for Q1 2017, a decrease of $0.03, or 4%, and $0.55 for Q4 2017, an increase of $0.09, or 16%. There were no notable items in Q1 2018. Q4 2017 results included a deferred tax asset re-measurement charge to income tax expense of $5.5 million ($0.17 per diluted share) as a result of the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017 and a $7.3 million benefit ($0.23 per diluted share) from exercises of employee stock options, principally by Customers' CEO, and vesting of restricted stock units. Q1 2017 included $6.1 million of tax benefits for the vesting of restricted shares and stock option exercises and the adoption of a new tax strategy (a $0.19 per diluted share benefit) and a $1.7 million impairment loss on securities ($0.05 per diluted share cost).

“The core Community Business Banking segment, the continuing business of Customers once the BankMobile spin-off has been completed, generated earnings of $21.5 million, a 13.9% increase from the Q1 2017 adjusted Community Business Banking segment earnings (a non-GAAP measure). The segment earned a 1.0% return on average assets ("ROAA"), which we expect to move closer to our 1.1% target through year-end as we focus on managing expenses and bolstering net interest margin through loan pricing discipline, and an expected favorable funding mix shift. The Community Business Banking segment is currently on track to achieve earnings within our guided range of $2.75 to $3.00 for the year" stated Jay Sidhu, CEO and Chairman of Customers Bank. "Additionally, we remain focused and on target with our plans to divest BankMobile, build capital, and strengthen performance at the Community Business Banking segment, which we believe will drive above average shareholder value.”

Outlook

“Last quarter, Customers decided to provide more guidance for 2018 to provide greater transparency given the expected divestiture of BankMobile and impact of tax reform" stated Mr. Sidhu.

Customers expects a more moderate pace of asset growth through the remainder of 2018, with an emphasis on shifting from lower yielding to higher yielding assets. The Community Business Banking segment is expected to grow total assets approximately 10% to 15% in 2018. The full year net interest margin will likely be at the low end of the targeted 2.70% to 2.80% range. The efficiency ratio for the Community Business Banking segment in 2018 is expected to be in the mid to high 40%s with fee income of approximately $35 million to $40 million. We estimate an effective consolidated tax rate of approximately 24% for 2018. Customers expects to earn diluted EPS of $2.75 to $3.00 from the Community Business Banking segment, our core franchise which will remain as our continuing business after the spin-off and merger have been completed.

Customers expects to complete the divestiture of BankMobile in Q3 2018. BankMobile’s business is seasonal, and the full year earnings impact of BankMobile on Customers' results of operations will depend on the exact time of divestiture; however, it is currently Customers’ expectation that BankMobile's segment results will be no more than a $4.0 million loss per quarter until its divestiture.

Strategic Priorities

End 2018 With Capital Ratios Around 2017 Levels

Total shareholders' equity at March 31, 2018 decreased slightly from December 31, 2017 to $919.1 million as unrealized fair value losses on debt securities resulting from higher interest rates more than offset earnings retained in the quarter, which had a negative impact on our tangible common equity to tangible assets ratio (a non-GAAP measure). The estimated total risk-based capital ratio was approximately 12.55% for Q1 2018 compared to 13.1% for Q4 2017. The estimated common equity Tier 1 capital ratio was approximately 8.51% for Q1 2018 compared to 8.81% for Q4 2017. The estimated Tier 1 leverage capital ratio was approximately 9.03% for Q1 2018 compared to 8.94% for Q4 2017. The tangible common equity to tangible assets ratio (a non-GAAP measure) was approximately 6.36% at March 31, 2018 compared to 7.00% at December 31, 2017.

Customers recognizes the importance of not only being well capitalized in the current regulatory environment but to have adequate capital buffers to absorb any unexpected shocks. "As we expected, our capital ratios declined in Q1 2018 as we purchased securities and mortgage warehouse balances increased," stated Mr. Sidhu. "We continue to target a Tier I leverage capital ratio of 9.0% or higher and a total risk-based capital ratio of around 13.0% by the end of this year," Mr. Sidhu continued. "We expect capital ratios to remain below target through the middle of the year, given growth in the mortgage warehouse business, but then improve in the fourth quarter" concluded Mr. Sidhu.

Grow and Successfully Divest BankMobile in Third Quarter 2018

BankMobile operates a branchless digital bank offering very low cost banking services to its 1.1 million active deposit customers. Deposit balances were approximately $623.6 million at March 31, 2018, including approximately $619.4 million of non-interest bearing deposit accounts.

During Q1 2018, the BankMobile segment reported net interest income of $4.4 million, non-interest income of $12.5 million, operating expenses of $17.9 million, provision for loan losses of $0.2 million and a tax benefit of $0.3 million from the operating losses, resulting in a net loss of $1.0 million. The BankMobile segment results include the funds transfer pricing benefit received by the segment for the originated deposits in the segment reporting results at a rate of approximately 2.8%. Deposits generated by the BankMobile business averaged $644 million for Q1 2018 and $794 million for Q1 2017.

During Q3 2017, Customers decided that the best strategy for its shareholders for divesting BankMobile was to spin-off BankMobile to Customers’ shareholders subject to an agreement with Flagship Community Bank ("Flagship") for Flagship to acquire the BankMobile business. The transactions are expected to be completed in Q3 2018. Flagship has filed an application with the FDIC for its acquisition of BankMobile’s deposits.

Customers expects to shortly file an initial, confidential version of its Form 10 registration statement with the SEC with respect to the spin-off and the distribution of BankMobile Technologies, Inc. common stock to Customers’ shareholders. Customers expects a public version of the filing to be made closer to the spin-off date in accordance with SEC rules. Once approvals of the transactions and filings are received from the FDIC and SEC as appropriate, Customers will announce the record date for the distribution of BankMobile Technologies, Inc. shares to Customers' shareholders. Following the spin-off of BankMobile from Customers and merger of BankMobile with Flagship, Customers and Flagship/BankMobile will be entirely separate entities. Customers will retain no ownership in BankMobile, there will be no common employees, facilities, or functions beyond certain temporary support services to BankMobile according to the terms of a transition services agreement and one common director. Following the spin-off and merger, Customers' shareholders are to receive ownership of over 50% of Flagship common shares in what is expected to be a tax-free transaction.
Grow and Improve Financial Performance of the Community Business Banking Segment

Priorities for the Community Business Banking segment in 2018 include strong risk management, core deposit growth, a focus on net interest margin, and carefully managed credit risk.  Customers is targeting an ROAA of approximately 1.10% and a return on tangible common equity ("ROTCE") (a non-GAAP measure) greater than 12%. Longer term, Customers is targeting a net interest margin between 2.80% to 3.00%, a compound annual growth rate ("CAGR") of 15% in EPS, and an efficiency ratio in the low 40%s.

In Q1 2018, the Community Business Banking segment reported net income of $21.5 million ($0.67 per diluted share), which included the funds transfer pricing cost paid by the segment for use of BankMobile’s deposits at a rate of approximately 2.8% of those deposits. For Q1 2018, the segment reported an ROAA of 1.00%, ROTCE of 13.1% (a non-GAAP measure) and an efficiency ratio of 49.7%, compared to the respective Q1 2017 metrics of 1.03%, 12.8% and 46.2%.

Credit quality at Customers Bank is very strong, as measured by the low level of net charge-offs (3 basis points of average loans on an annualized basis in Q1 2018) and nonperforming loans (0.26% of total loans at March 31, 2018). Customers' lower than peer credit risk appetite is also reflected in below average asset yields and a narrower net interest margin.

Customers' deposit strategy is to look at the total cost of deposits as the sum of operating and interest costs. Customers’ branch light model, with a focus on cost control, is reflected in dramatically lower operating expenses than the industry - operating expenses in the Community Business Banking segment were equal to 1.36% of average assets in Q1 2018, which we believe is over 125 basis points lower than the industry overall, and enables us to pay a somewhat higher than peer interest rate. Core deposit growth is a strategic priority for Customers. Of note, excluding BankMobile deposits, the Community Business Banking segment grew non-interest bearing demand deposits by 26.4% in Q1 2018 from Q1 2017 to $641 million. In 2018, Customers is developing new deposit products and incentives to support our drive to grow low cost core deposits.

Q1 2018 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended March 31, 2018 and the preceding four quarters, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q1	Q4	Q3	Q2	Q1
	2018	2017	2017	2017	2017

Net income available to common shareholders	$20,527	$18,000	$4,139	$20,107	$22,132
Basic earnings per common share ("EPS")	$0.65	$0.58	$0.13	$0.66	$0.73
Diluted EPS	$0.64	$0.55	$0.13	$0.62	$0.67
Average common shares outstanding - basic	31,424,496	30,843,319	30,739,671	30,641,554	30,407,060
Average common shares outstanding - diluted	32,273,973	32,508,030	32,512,692	32,569,652	32,789,160
Shares outstanding period end	31,466,271	31,382,503	30,787,632	30,730,784	30,636,327
Return on average assets	0.95%	0.84%	0.29%	0.93%	1.09%
Return on average common equity	11.73%	10.11%	2.33%	11.84%	13.80%
Net interest margin, tax equivalent (1)	2.67%	2.79%	2.62%	2.78%	2.73%
Efficiency ratio	60.84%	62.42%	68.55%	58.15%	56.82%
Non-performing loans (NPLs) to total loans (including held-for-sale loans)	0.26%	0.30%	0.33%	0.21%	0.33%
Reserves to non-performing loans	173.02%	146.36%	130.83%	204.59%	149.85%
Net charge-offs	$633	$1,130	$2,495	$1,960	$482
Annualized net charge-offs to average total loans	0.03%	0.05%	0.11%	0.09%	0.02%
Tier 1 capital to average assets (leverage ratio) (2)	9.03%	8.94%	8.35%	8.66%	9.04%
Common equity Tier 1 capital to risk-weighted assets (2)	8.51%	8.81%	8.28%	8.28%	8.51%
Tier 1 capital to risk-weighted assets (2)	11.11%	11.58%	10.94%	10.96%	11.35%
Total capital to risk-weighted assets (2)	12.55%	13.05%	12.40%	12.43%	12.99%
Tangible common equity to tangible assets (3)	6.36%	7.00%	6.47%	6.21%	6.52%
Book value per common share	$22.30	$22.42	$22.51	$22.54	$21.62
Tangible book value per common share (period end) (4)	$21.74	$21.90	$21.98	$21.97	$21.04
Period end stock price	$29.15	$25.99	$32.62	$28.28	$31.53

(1) Non-GAAP measure calculated as GAAP net interest income, plus tax equivalent interest using a 26% rate for Q1 2018, and a 35% rate for Q1 2017 to Q4 2017, divided by average interest earning assets.

(2) Regulatory capital ratios are estimated for Q1 2018.
(3) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by total assets less goodwill and other intangibles.
(4) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by common shares outstanding at period end.

Net interest income

Q1 2018 net interest income of $65.0 million increased $2.6 million, or 4.2%, from Q1 2017 as average interest earning assets increased $0.6 billion, or 6.6%, and the net interest margin narrowed 6 basis points to 2.67%. Q1 2018 net interest income of $65.0 million decreased $3.3 million, or 4.8%, from Q4 2017 as the $122.2 million, or 1.25% increase in average earning assets was more than offset by a 12 basis point reduction in net interest margin to 2.67%.

"The sequential quarter net interest margin compression was principally caused by lower prepayment penalty income and shifts in our balance sheet mix as we replaced securities sold last year" said Mr. Sidhu. The reduction in loan prepayments accounted for approximately 6 basis points of the 12 basis points sequential compression, and totaled $0.6 million in Q1 2018, compared to $2.1 million in Q4 2017. "Excluding prepayment income and balance sheet mix shifts, we estimate 2-3 basis points of core margin compression, as the increase in loan yields excluding prepayments benefited net interest margin by about 8 basis points, which was more than offset by approximately 10 basis points of margin pressure from higher funding costs. Customers' objective is to manage interest rate sensitivity to about a neutral position, not speculating on whether interest rates go up or down. We will continue to focus on loan pricing and remixing our assets and as we work to strengthen core deposit funding to combat margin pressure," concluded Mr. Sidhu.

Total loans outstanding, including commercial loans held for sale, increased $111 million, or 1.28%, to $8.8 billion as of March 31, 2018 compared to total loans of $8.7 billion as of December 31, 2017. Commercial and industrial loans increased $66 million to $1.6 billion, up 4.1% over December 31, 2017. Commercial loans to mortgage companies increased $87 million to $1.9 billion, an increase of 4.7% over December 31, 2017 reflecting typical seasonality. Multi-family loans were flat at $3.6 billion compared to December 31, 2017. Commercial non-owner-occupied real estate loans decreased $23 million to $1.2 billion, down 1.9% from December 31, 2017. Reflecting Q4 2017 loan sales, consumer loans decreased $12 million to $0.3 billion and make up less than 4% of the loan portfolio.

Total deposits increased by $242 million, or 3.6%, to $7.0 billion as of March 31, 2018 compared to total deposits of $6.8 billion as of December 31, 2017. Non-interest bearing demand deposit accounts increased by $209 million, or 19.8%, to $1.3 billion reflecting favorable seasonal trend at BankMobile. Interest bearing demand deposit accounts decreased $13 million to $510 million, money market deposit accounts increased $66 million to $3.3 billion, and certificates of deposit accounts decreased $17 million to $1.9 billion.

Provision and Credit

Customers’ Q1 2018 provision for loan losses totaled $2.1 million compared to a provision expense of $3.1 million in Q1 2017. The Q1 2018 provision expense included $0.9 million for loan portfolio growth and $1.3 million for specifically identified loans, offset in part by a $0.2 million release resulting from improved asset quality and lower incurred losses than previously estimated. Net charge-offs for Q1 2018 were $0.6 million, compared to Q1 2017 net charge-offs of $0.5 million. There were no significant changes in Customers' methodology for estimating the allowance for loan losses in Q1 2018.

Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that asset quality is one of the most important risks in banking to be understood and managed. Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers' non-performing loans at March 31, 2018 were only 0.26% of total loans, compared to our peer group non-performing loans of approximately 0.80% in the most recent period available, and industry average non-performing loans of 1.30% in the most recent period available. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.

Non-interest income

Non-interest income increased $2.7 million (up 14.7%) in Q1 2018 to $20.9 million compared to Q4 2017, but was $1.0 million (down 4.5%) below Q1 2017. The modest decline from the year ago period was largely a result of decreases in BankMobile's interchange and card revenue of $3.0 million and deposit fees of $1.0 million, offset in part by increases in miscellaneous fee income of $1.0 million, primarily from commercial leases, as well as a Q1 2017 other-than-temporary impairment charges on investment securities of $1.7 million.

Non-interest expense

Non-interest expenses totaled $52.3 million, an increase of $3.8 million from Q1 2017, or 7.8%. Salaries and employee benefits increased $3.8 million as Customers continues to hire new team members in the markets it serves. Technology, communication, and bank operations increased $0.9 million, largely the result of our continued investment in our BankMobile segment infrastructure. These increases were partially offset by decreases in professional services of $1.5 million. The Community Business Banking segment's non-interest expenses, which exclude the effect of BankMobile, increased by $4.2 million in Q1 2018 when compared to Q1 2017 primarily as a result of increased salaries and employee benefits of $3.1 million mainly due to salary increases and increased headcount.

The Q1 2018 efficiency ratio was 60.8% compared to the Q1 2017 efficiency ratio of 56.8%. The Q1 2018 efficiency ratio for the Community Business Banking segment was 49.7% compared to the Q1 2017 efficiency ratio of 46.2% for the segment.

Tax

The provision for income tax expense for Q1 2018 was $7.4 million, resulting in an effective tax rate of 23.5%, compared to 21.4% in Q1 2017 and 33.3% in Q4 2017. In Q1 2017, Customers recorded a $6.1 million tax benefit related to the vesting of restricted shares and exercises of employee stock options, and the adoption of a tax strategy to capture the benefit of certain securities losses that reduced the 2017 effective tax rate to 21.4%. In Q4 2017, Customers recorded a deferred tax asset re-measurement charge to its income tax expense of $5.5 million ($0.17 per diluted share) as a result of the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017. This adjustment was offset by the tax benefit recognized in Q4 2017 of $7.3 million ($0.23 per diluted share) resulting from exercises of employee stock options and vesting of restricted stock units. Customers currently estimates a 2018 effective tax rate of approximately 24.0%.

Profitability

Customers' return on average assets was 0.95% in Q1 2018 compared to 1.09% in Q1 2017, and its return on average common equity was 11.73% in Q1 2018 compared to 13.80% in Q1 2017. The return on average assets for the Community Business Banking Segment was 1.00%, compared to 1.03% in Q1 2017.

Managing Commercial Real Estate Concentration Risks and Providing High Net Worth Families Loans for Their Multi-Family Holdings

Customers' total commercial real estate ("CRE") loan exposures subject to regulatory concentration guidelines of $4.8 billion as of March 31, 2018 included construction loans of $92.9 million, multi-family loans of $3.6 billion, and non-owner occupied commercial real estate loans of $1.1 billion, which represent 409% of total risk-based capital on a combined basis, a reduction from 418% as of December 31, 2017. Customers' loans subject to regulatory CRE concentration guidelines had 3 year cumulative growth of 61% in Q1 2018, a deceleration from 112% in Q1 2017.

Recognizing the risks that accompany certain elements of commercial real estate lending, Customers has studiously sought to manage risk and has concluded that it has appropriate risk management systems in place to manage this portfolio. Customers' total real estate construction and development exposure, arguably the riskiest area of CRE, was only $92.9 million at March 31, 2018, less than 10% of total risk-based capital.

Customers' loans collateralized by multi-family properties were approximately 307% of total risk-based capital at March 31, 2018. Customers' multi-family exposures are focused principally on loans to high net worth families collateralized by multi-family properties that are of modest size and subject to what Customers believes are conservative underwriting standards. Customers believes it has a strong risk management process to manage the portfolio risks prospectively and that this portfolio will perform well even under a stressed scenario. Following are some key characteristics of Customers' multi-family loan portfolio:

•	Principally concentrated in New York City with an emphasis on properties subject to some type of rent control; and principally to high net worth families;

•	Average loan size is $6.9 million;

•	Median annual debt service coverage ratio is 137%;

•	Median loan-to-value for the portfolio is 66.8%;

•	All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in loan interest rates;

•	All properties are inspected prior to a loan being granted and monitored thereafter on an annual basis by dedicated portfolio managers; and

•	Credit approval process is independent of customer sales and portfolio management process.

Conference Call
Date:            Monday, April 30, 2018
Time:            11:00 AM ET
US Dial-in:        800-310-6649
International Dial-in:    719-457-1083
Participant Code:    610980

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on the Company's website at http://customersbank.com/investor_relations.php prior to the call. A playback of the call will be available beginning April 30, 2018 at 2:00 PM ET until 2:00 PM ET on May 30, 2018. To listen, call within the United States 888-203-1112 or 719-457-0820 when calling internationally. Please use the replay pin number 3965806.
Institutional Background
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $10.8 billion. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, the District of Columbia, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers' BankMobile business with the acquired Disbursements business, the implementation of Customers Bancorp, Inc.'s strategy regarding BankMobile, the possibility of events, changes or other circumstances occurring or existing that could result in the planned spin-off and merger of BankMobile not being completed, the possibility that the planned spin-off and merger of BankMobile may be more expensive to complete than anticipated, the possibility that the expected benefits of the planned transactions to Customers and its shareholders may not be achieved, the possibility of Customers incurring liabilities relating to the disposition of BankMobile, or the possible effects on Customers' results of operations if the planned spin-off and merger of BankMobile are not completed in a timely fashion or at all also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements.  Further, Customers' expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2017, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q1	Q4	Q3	Q2	Q1
	2018	2017	2017	2017	2017
Interest income:
Loans receivable, including fees	$66,879	$70,935	$67,107	$67,036	$61,461
Loans held for sale	19,052	20,294	21,633	17,524	13,946
Investment securities	8,672	4,136	7,307	7,823	5,887
Other	2,361	2,254	2,238	1,469	1,800
Total interest income	96,964	97,619	98,285	93,852	83,094

Interest expense:
Deposits	19,793	18,649	18,381	16,228	14,323
Other borrowings	3,376	3,288	3,168	1,993	1,608
FHLB advances	7,080	5,697	7,032	5,340	3,060
Subordinated debt	1,684	1,685	1,685	1,685	1,685
Total interest expense	31,933	29,319	30,266	25,246	20,676
Net interest income	65,031	68,300	68,019	68,606	62,418
Provision for loan losses	2,117	831	2,352	535	3,050
Net interest income after provision for loan losses	62,914	67,469	65,667	68,071	59,368

Non-interest income:
Interchange and card revenue	9,661	8,265	8,321	8,014	12,663
Deposit fees	2,092	2,121	2,659	2,133	3,127
Bank-owned life insurance	2,031	1,922	1,672	2,258	1,367
Mortgage warehouse transactional fees	1,887	2,206	2,396	2,523	2,221
Gain on sale of SBA and other loans	1,361	1,178	1,144	573	1,328
Mortgage banking income	121	173	257	291	155
Gain on sale of investment securities	—	268	5,349	3,183	—
Impairment loss on investment securities	—	—	(8,349)	(2,882)	(1,703)
Other	3,757	2,092	3,328	1,664	2,748
Total non-interest income	20,910	18,225	16,777	17,757	21,906

Non-interest expense:
Salaries and employee benefits	24,925	25,948	24,807	23,651	21,112
Technology, communication and bank operations	9,943	11,122	13,152	8,276	9,068
Professional services	6,008	7,010	7,403	6,227	7,512
Occupancy	2,834	2,937	2,857	2,657	2,714
FDIC assessments, non-income taxes, and regulatory fees	2,200	1,290	2,475	2,416	1,725
Loan workout	659	522	915	408	521
Merger and acquisition related expenses	106	410	—	—	—
Advertising and promotion	390	361	404	378	326
Other real estate owned expense (income)	40	20	445	160	(55)
Other	5,175	3,653	7,333	5,606	5,595
Total non-interest expense	52,280	53,273	59,791	49,779	48,518
Income before income tax expense	31,544	32,421	22,653	36,049	32,756
Income tax expense	7,402	10,806	14,899	12,327	7,009
Net income	24,142	21,615	7,754	23,722	25,747
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$20,527	$18,000	$4,139	$20,107	$22,132

Basic earnings per common share	$0.65	$0.58	$0.13	$0.66	$0.73
Diluted earnings per common share	$0.64	$0.55	$0.13	$0.62	$0.67

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
ASSETS
Cash and due from banks	$9,198	$20,388	$13,318	$28,502	$25,004
Interest-earning deposits	206,213	125,935	206,162	384,740	152,286
Cash and cash equivalents	215,411	146,323	219,480	413,242	177,290
Investment securities, at fair value	1,181,661	471,371	584,823	1,012,605	1,017,300
Loans held for sale	1,875,515	1,939,485	2,113,293	2,255,096	1,684,548
Loans receivable	6,943,566	6,768,258	7,061,338	6,725,208	6,599,443
Allowance for loan losses	(39,499)	(38,015)	(38,314)	(38,458)	(39,883)
Total loans receivable, net of allowance for loan losses	6,904,067	6,730,243	7,023,024	6,686,750	6,559,560
FHLB, Federal Reserve Bank, and other restricted stock	130,302	105,918	98,611	129,689	85,218
Accrued interest receivable	31,812	27,021	27,135	26,165	25,603
Bank premises and equipment, net	11,556	11,955	12,369	12,996	12,512
Bank-owned life insurance	259,222	257,720	255,683	213,902	213,005
Other real estate owned	1,742	1,726	1,059	2,358	2,738
Goodwill and other intangibles	17,477	16,295	16,604	17,615	17,618
Other assets	140,501	131,498	119,748	113,130	111,244
Total assets	$10,769,266	$9,839,555	$10,471,829	$10,883,548	$9,906,636

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,260,853	$1,052,115	$1,427,304	$1,109,239	$1,209,688
Interest-bearing deposits	5,781,606	5,748,027	6,169,772	6,366,124	6,125,792
Total deposits	7,042,459	6,800,142	7,597,076	7,475,363	7,335,480
Federal funds purchased	195,000	155,000	147,000	150,000	215,000
FHLB advances	2,252,615	1,611,860	1,462,343	1,999,600	1,206,550
Other borrowings	186,735	186,497	186,258	186,030	87,289
Subordinated debt	108,904	108,880	108,856	108,831	108,807
Accrued interest payable and other liabilities	64,465	56,212	59,654	53,435	73,693
Total liabilities	9,850,178	8,918,591	9,561,187	9,973,259	9,026,819

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	31,997	31,913	31,318	31,261	31,167
Additional paid in capital	424,099	422,096	429,633	428,488	428,454
Retained earnings	279,942	258,076	240,076	235,938	215,830
Accumulated other comprehensive (loss) income	(26,188)	(359)	377	5,364	(4,872)
Treasury stock, at cost	(8,233)	(8,233)	(8,233)	(8,233)	(8,233)
Total shareholders' equity	919,088	920,964	910,642	910,289	879,817
Total liabilities & shareholders' equity	$10,769,266	$9,839,555	$10,471,829	$10,883,548	$9,906,636

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three Months Ended
	March 31,		December 31,		March 31,
	2018		2017		2017
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$184,033	1.53%	$204,762	1.33%	$499,561	0.79%
Investment securities	1,085,429	3.20%	572,071	2.84%	829,730	2.88%
Loans:
Commercial loans to mortgage companies	1,591,749	4.69%	1,789,230	4.36%	1,480,335	3.99%
Multifamily loans	3,637,929	3.71%	3,716,104	3.81%	3,337,334	3.71%
Commercial and industrial	1,653,655	4.34%	1,560,778	4.21%	1,350,720	4.05%
Non-owner occupied commercial real estate	1,281,502	3.93%	1,300,329	4.14%	1,277,286	3.81%
All other loans	330,100	5.07%	508,680	4.49%	415,693	4.74%
Total loans	8,494,935	4.10%	8,875,121	4.08%	7,861,368	3.89%
Other interest-earning assets	116,823	5.79%	107,033	5.81%	75,980	4.41%
Total interest earning assets	9,881,220	3.97%	9,758,987	3.97%	9,266,639	3.64%
Non-interest earning assets	394,487		404,694		340,902
Total assets	$10,275,707		$10,163,681		$9,607,541

Liabilities
Total interest bearing deposits (1)	$5,812,055	1.38%	$5,982,054	1.24%	$6,216,524	0.93%
Borrowings	2,182,463	2.25%	1,990,497	2.13%	1,130,490	2.28%
Total interest bearing liabilities	7,994,518	1.62%	7,972,551	1.46%	7,347,014	1.14%
Non-interest bearing deposits (1)	1,278,947		1,194,038		1,315,194
Total deposits & borrowings	9,273,465	1.39%	9,166,589	1.27%	8,662,208	0.97%
Other non-interest bearing liabilities	75,307		72,986		77,339
Total liabilities	9,348,772		9,239,575		8,739,547
Shareholders' equity	926,935		924,106		867,994
Total liabilities and shareholders' equity	$10,275,707		$10,163,681		$9,607,541

Net interest margin		2.66%		2.78%		2.73%
Net interest margin tax equivalent		2.67%		2.79%		2.73%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 1.13%, 1.03% and 0.77% for the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION (UNAUDITED)
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Commercial:
Multi-family	$3,645,374	$3,646,572	$3,769,206	$3,550,375	$3,438,483
Mortgage warehouse	1,931,320	1,844,607	2,012,864	2,158,631	1,739,377
Commercial & industrial	1,648,324	1,582,667	1,550,210	1,449,400	1,337,265
Commercial real estate- non-owner occupied	1,195,903	1,218,719	1,237,849	1,216,012	1,230,738
Construction	81,102	85,393	73,203	61,226	74,956
Total commercial loans	8,502,023	8,377,958	8,643,332	8,435,644	7,820,819

Consumer:
Residential	226,501	235,928	436,979	447,150	363,584
Manufactured housing	87,687	90,227	92,938	96,148	99,182
Other consumer	3,570	3,547	3,819	3,588	3,240
Total consumer loans	317,758	329,702	533,736	546,886	466,006
Deferred (fees)/costs and unamortized (discounts)/premiums, net	(700)	83	(2,437)	(2,226)	(2,834)
Total loans	$8,819,081	$8,707,743	$9,174,631	$8,980,304	$8,283,991

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION (UNAUDITED)
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Demand, non-interest bearing	$1,260,853	$1,052,115	$1,427,304	$1,109,239	$1,209,688
Demand, interest bearing	510,418	523,848	362,269	359,361	317,638
Savings	36,584	38,838	37,654	41,345	45,569
Money market	3,345,573	3,279,648	3,469,410	3,523,056	3,201,116
Time deposits	1,889,031	1,905,693	2,300,439	2,442,362	2,561,469
Total deposits	$7,042,459	$6,800,142	$7,597,076	$7,475,363	$7,335,480

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of March 31, 2018					As of December 31, 2017
	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
Originated Loans
Multi-Family	$3,642,808	$—	$12,545	—%	—%	$3,499,760	$—	$12,169	—%	—%
Commercial & Industrial (1)	1,618,845	15,299	14,353	0.95%	93.82%	1,546,109	18,478	13,369	1.20%	72.35%
Commercial Real Estate- Non-Owner Occupied	1,176,949	—	4,444	—%	—%	1,199,053	—	4,564	—%	—%
Residential	107,920	1,767	2,111	1.64%	119.47%	107,742	1,506	2,119	1.40%	140.70%
Construction	81,102	—	921	—%	—%	85,393	—	979	—%	—%
Other Consumer (2)	1,339	—	101	—%	—%	1,292	—	77	—%	—%
Total Originated Loans	6,628,963	17,066	34,475	0.26%	202.01%	6,439,349	19,984	33,277	0.31%	166.52%
Loans Acquired
Bank Acquisitions	141,343	4,146	4,848	2.93%	116.93%	149,400	4,472	4,558	2.99%	101.92%
Loan Purchases	173,960	1,979	803	1.14%	40.58%	179,426	1,959	825	1.09%	42.11%
Total Acquired Loans	315,303	6,125	5,651	1.94%	92.26%	328,826	6,431	5,383	1.96%	83.70%
Deferred (fees) costs and unamortized (discounts) premiums, net	(700)	—	—	—%	—%	83	—	—	—%	—%
Total Loans Held for Investment	6,943,566	23,191	40,126	0.33%	173.02%	6,768,258	26,415	38,660	0.39%	146.36%
Total Loans Held for Sale	1,875,515	—	—	—%	—%	1,939,485	—	—	—%	—%
Total Portfolio	$8,819,081	$23,191	$40,126	0.26%	173.02%	$8,707,743	$26,415	$38,660	0.30%	146.36%

(1) Commercial & industrial loans, including owner occupied commercial real estate.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q1	Q4	Q3	Q2	Q1
	2018	2017	2017	2017	2017
Originated Loans
Commercial & Industrial (1)	$54	$(109)	$2,025	$1,840	$(45)
Commercial Real Estate- Non-Owner Occupied	—	731	77	—	—
Residential	—	3	125	69	31
Other Consumer (2)	254	686	348	172	(22)
Total Net Charge-offs (Recoveries) from Originated Loans	308	1,311	2,575	2,081	(36)
Loans Acquired
Bank Acquisitions	325	(181)	(80)	(121)	518
Loan Purchases	—	—	—	—	—
Total Net Charge-offs (Recoveries) from Acquired Loans	325	(181)	(80)	(121)	518
Total Net Charge-offs from Loans Held for Investment	$633	$1,130	$2,495	$1,960	$482

(1) Commercial & industrial loans, including owner occupied commercial real estate.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the quarters ended March 31, 2018 and 2017:

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Community Business Banking	BankMobile	Consolidated	Community Business Banking	BankMobile	Consolidated
Interest income (1)	$92,554	$4,410	$96,964	$78,832	$4,262	$83,094
Interest expense	31,917	16	31,933	20,656	20	20,676
Net interest income	60,637	4,394	65,031	58,176	4,242	62,418
Provision for loan losses	1,874	243	2,117	3,050	—	3,050
Non-interest income	8,439	12,471	20,910	5,427	16,479	21,906
Non-interest expense	34,331	17,949	52,280	30,147	18,371	48,518
Income (loss) before income tax expense (benefit)	32,871	(1,327)	31,544	30,406	2,350	32,756
Income tax expense (benefit)	7,728	(326)	7,402	6,116	893	7,009
Net income (loss)	25,143	(1,001)	24,142	24,290	1,457	25,747
Preferred stock dividends	3,615	—	3,615	3,615	—	3,615
Net income (loss) available to common shareholders	$21,528	$(1,001)	$20,527	$20,675	$1,457	$22,132

Basic earnings (loss) per common share	$0.69	$(0.04)	$0.65	$0.68	$0.05	$0.73
Diluted earnings (loss) per common share	$0.67	$(0.03)	$0.64	$0.63	$0.04	$0.67
As of March 31, 2018 and 2017

Goodwill and other intangibles	$3,630	$13,847	$17,477	$3,636	$13,982	$17,618
Total assets	$10,690,479	$78,787	$10,769,266	$9,833,721	$72,915	$9,906,636
Total deposits	$6,418,810	$623,649	$7,042,459	$6,627,061	$708,419	$7,335,480
Total non-deposit liabilities	$2,759,156	$48,563	$2,807,719	$1,660,967	$30,372	$1,691,339

(1) - Amounts reported include funds transfer pricing of $4.4 million and $4.3 million for the three months ended March 31, 2018 and 2017, respectively.

The following tables present Customers' business segment results for the quarter ended March 31, 2018 and the preceding four quarters:

Community Business Banking:
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Interest income (1)	$92,554	$94,407	$95,585	$91,107	$78,832
Interest expense	31,917	29,304	30,250	25,228	20,656
Net interest income	60,637	65,103	65,335	65,879	58,176
Provision for loan losses	1,874	179	1,874	535	3,050
Non-interest income	8,439	8,200	4,190	6,971	5,427
Non-interest expense	34,331	33,900	33,990	30,567	30,147
Income before income tax expense	32,871	39,224	33,661	41,748	30,406
Income tax expense	7,728	13,369	18,999	14,493	6,116
Net income	25,143	25,855	14,662	27,255	24,290
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$21,528	$22,240	$11,047	$23,640	$20,675

Basic earnings per common share	$0.69	$0.72	$0.36	$0.77	$0.68
Diluted earnings per common share	$0.67	$0.68	$0.34	$0.73	$0.63

(1) - Amounts reported include funds transfer pricing of $4.4 million, $3.2 million, $2.7 million, $2.7 million and $4.3 million for the three months ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

BankMobile:
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Interest income (1)	$4,410	$3,212	$2,700	$2,745	$4,262
Interest expense	16	15	16	18	20
Net interest income	4,394	3,197	2,684	2,727	4,242
Provision for loan losses	243	652	478	—	—
Non-interest income	12,471	10,025	12,587	10,786	16,479
Non-interest expense	17,949	19,373	25,801	19,212	18,371
(Loss) income before income tax (benefit) expense	(1,327)	(6,803)	(11,008)	(5,699)	2,350
Income tax (benefit) expense	(326)	(2,563)	(4,100)	(2,166)	893
Net (loss) income available to common shareholders	$(1,001)	$(4,240)	$(6,908)	$(3,533)	$1,457

Basic (loss) earnings per common share	$(0.04)	$(0.14)	$(0.23)	$(0.11)	$0.05
Diluted (loss) earnings per common share	$(0.03)	$(0.13)	$(0.21)	$(0.11)	$0.04

(1) - Amounts reported include funds transfer pricing of $4.4 million, $3.2 million, $2.7 million, $2.7 million and $4.3 million for the three months ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
(Dollars in thousands, except per share data)
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to Non-GAAP measures disclosed within this document.

Adjusted Net Income to Common Shareholders - Community Business Banking Segment Only
	Q1 2018		Q4 2017		Q3 2017		Q2 2017		Q1 2017
	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$21,528	$0.67	$22,240	$0.68	$11,047	$0.34	$23,640	$0.73	$20,675	$0.63
Reconciling items (after tax):
Loss of deferred tax asset for Religare impairment	—	—	—	—	4,898	0.15	—	—	—	—
Religare impairment - excluding loss of deferred tax asset considered above	—	—	—	—	8,036	0.25	1,758	0.05	(1,786)	(0.05)
Gains on investment securities	(10)	—	(170)	—	(3,356)	(0.10)	(1,942)	(0.06)	—	—
Adjusted net income to common shareholders	$21,518	$0.67	$22,070	$0.68	$20,625	$0.64	$23,456	$0.72	$18,889	$0.58

Return on Tangible Common Equity - Community Business Banking Segment Only
	Q1 2018	Q1 2017
GAAP net income to common shareholders	$21,528	$20,675

Total shareholder's equity	887,192	878,114
Reconciling Items:
Preferred stock	(217,471)	(217,471)
Goodwill & other intangibles	(3,630)	(3,636)
Tangible common equity	$666,091	$657,007

Return on tangible common equity	13.11%	12.76%

Net Interest Margin, tax equivalent
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
GAAP Net interest income	$65,031	$68,300	$68,019	$68,606	$62,418
Tax-equivalent adjustment	171	245	203	104	93
Net interest income tax equivalent	$65,202	$68,545	$68,222	$68,710	$62,511

Average total interest earning assets	$9,881,220	$9,758,987	$10,352,394	$9,893,785	$9,266,639

Net interest margin, tax equivalent	2.67%	2.79%	2.62%	2.78%	2.73%

Tangible Common Equity to Tangible Assets
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
GAAP - Total Shareholders' Equity	$919,088	$920,964	$910,642	$910,289	$879,817
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and Other Intangibles	(17,477)	(16,295)	(16,604)	(17,615)	(17,618)
Tangible Common Equity	$684,140	$687,198	$676,567	$675,203	$644,728

Total Assets	$10,769,266	$9,839,555	$10,471,829	$10,883,548	$9,906,636
Reconciling Items:
Goodwill and Other Intangibles	(17,477)	(16,295)	(16,604)	(17,615)	(17,618)
Tangible Assets	$10,751,789	$9,823,260	$10,455,225	$10,865,933	$9,889,018

Tangible Common Equity to Tangible Assets	6.36%	7.00%	6.47%	6.21%	6.52%

Tangible Book Value per Common Share
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
GAAP - Total Shareholders' Equity	$919,088	$920,964	$910,642	$910,289	$879,817
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and Other Intangibles	(17,477)	(16,295)	(16,604)	(17,615)	(17,618)
Tangible Common Equity	$684,140	$687,198	$676,567	$675,203	$644,728

Common shares outstanding	31,466,271	31,382,503	30,787,632	30,730,784	30,636,327

Tangible Book Value per Common Share	$21.74	$21.90	$21.98	$21.97	$21.04